Mr. Dirk Benschop
President & CEO
Teleconnect Inc.
Oude Vest 4
4811 HT BREDA
The Netherlands

August 8, 2012

Dear Mr. Benschop,

It has been nearly two years since I was appointed to the Board of Directors of Teleconnect Inc on October 8th, 2010. In this time, I have had the pleasure of working closely with you and the other Board Members on strategic planning, financing and operational issues.

As you know, I also serve on the Board of Directors of other companies in which I have invested. At this moment, some of these companies require more of my time and assistance than expected; keeping me from fulfilling my duties at Teleconnect. As such, I request that you accept my formal resignation, as of today's date, from my position as a Director of Teleconnect Inc and my position on Teleconnect's Audit Committee.

As I will continue to be a supporting shareholder, I look forward to continuing with our excellent relationship.

Best Regards,

Kees Lenselink